Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and between

KEYCORP

and

FIRST NIAGARA FINANCIAL GROUP, INC.

Dated as of October 30, 2015

3.16	Environmental Matters	24
3.17	Real Property	24
3.18	Intellectual Property	25
3.19	Related Party Transactions	25
3.20	State Takeover Laws	26
3.21	Reorganization	26
3.22	Opinion	26
3.23	Company Information	26
3.24	Insurance	26
3.25	Investment Securities	27
3.26	Other Activities	27
3.27	No Other Representations or Warranties	27

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

4.1	Corporate Organization	28
4.2	Capitalization	29
4.3	Authority; No Violation	30
4.4	Consents and Approvals	31
4.5	Reports	31
4.6	Financial Statements	32
4.7	Broker’s Fees	34
4.8	Absence of Certain Changes or Events	34
4.9	Legal Proceedings	34
4.10	Compliance with Applicable Law	34
4.11	Certain Contracts	35
4.12	Agreements with Regulatory Agencies	36
4.13	Information Technology	36
4.14	Reorganization	36
4.15	Parent Information	36
4.16	Financing	37
4.17	No Other Representations or Warranties	37

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Business of the Company Prior to the Effective Time	37
5.2	Company Forbearances	37
5.3	Parent Forbearances	40

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ARTICLE VI

ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	41
6.2	Access to Information	44
6.3	Stockholder Approvals	44
6.4	Legal Conditions to Merger	46
6.5	Stock Exchange Listing	46
6.6	Employee Benefit Plans	46
6.7	Indemnification; Directors’ and Officers’ Insurance	48
6.8	Additional Agreements	49
6.9	Advice of Changes	49
6.10	Dividends	50
6.11	Governance	50
6.12	Acquisition Proposals	50
6.13	Public Announcements	52
6.14	Takeover Statutes	52
6.15	Exemption from Liability Under Section 16(b)	52
6.16	Litigation and Claims	53
6.17	Assumption of the Company Debt	53
6.18	Amendment of Parent Articles	53
6.19	Bank Merger	53
6.20	No Control of Other Party’s Business	53

ARTICLE VII

CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation to Effect the Merger	54
7.2	Conditions to Obligations of Parent	54
7.3	Conditions to Obligations of the Company	55

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1	Termination	56
8.2	Effect of Termination	57

ARTICLE IX

GENERAL PROVISIONS

9.1	Nonsurvival of Representations, Warranties and Agreements	59
9.2	Amendment	59
9.3	Extension; Waiver	59

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9.4	Expenses	59
9.5	Notices	60
9.6	Interpretation	60
9.7	Counterparts	61
9.8	Entire Agreement	61
9.9	Governing Law; Jurisdiction	61
9.10	Waiver of Jury Trial	62
9.11	Assignment; Third Party Beneficiaries	62
9.12	Specific Performance	63
9.13	Severability	63
9.14	Delivery by Facsimile or Electronic Transmission	63

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INDEX OF DEFINED TERMS

Page

Acquisition Proposal	51
affiliate	61
Agreement	1
Anti-Money Laundering Laws	22
Bank Merger	42
BHC Act	9
business day	61
Certificates of Merger	2
Chosen Courts	62
Closing	1
Closing Date	1
Code	1
Company	1
Company Bank	12
Company Benefit Plans	18
Company Bylaws	10
Company Charter	10
Company Common Stock	2
Company Contract	23
Company Disclosure Schedule	9
Company Equity Award Exchange Ratio	5
Company Equity Awards	4
Company ERISA Affiliate	19
Company Indemnified Parties	48
Company Insiders	52
Company Meeting	45
Company Owned Properties	25
Company Preferred Stock	3
Company Qualified Plans	19
Company Real Property	25
Company Regulatory Agreement	23
Company Restricted Stock Award	4
Company Restricted Stock Unit Award	4
Company SEC Reports	14
Company Stock Option	4
Company Stock Plans	5
Company Subsidiary	10
Confidentiality Agreement	44
Control	10
CRA	22
Delaware Secretary	2
Derivative Contracts	24
DGCL	1

-v-

Dissenting Shares	3
Dissenting Stockholder	3
Effective Time	2
Enforceability Exceptions	12
Environmental Laws	24
ERISA	18
Exception Shares	2
Exchange Act	13
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	10
Federal Reserve Board	13
GAAP	9
Governmental Entity	13
HSR Act	13
Intellectual Property	25
IRS	19
Joint Proxy Statement	13
knowledge	61
Liens	12
made available	61
Material Adverse Effect	9
Materially Burdensome Regulatory Condition	43
Merger	1
Merger Consideration	2
Multiemployer Plan	20
Multiple Employer Plan	20
New Certificates	2
New Parent Preferred Stock	3
New Plans	47
NYSE	8
OGCL	1
Ohio Secretary	2
Old Certificate	2
Parent	1
Parent Articles	5
Parent Bank	30
Parent Bylaws	5
Parent Charter Amendment	30
Parent Common Stock	2
Parent Contract	35
Parent Disclosure Schedule	28
Parent Meeting	45
Parent Regulatory Agreement	36
Parent Restricted Stock Award	29

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Parent Restricted Stock Unit Awards	29
Parent SEC Reports	32
Parent Share Closing Price	8
Parent Stock Options	29
Parent Stock Plans	29
Parent Stockholder Matters	30
Parent Subsidiary	28
PBGC	19
Per Share Cash Consideration	2
Permitted Encumbrances	25
person	61
Premium Cap	48
Regulatory Agencies	14
Representatives	50
Requisite Company Vote	12
Requisite Parent Vote	30
Requisite Regulatory Approvals	54
S-4	13
Sarbanes-Oxley Act	15
SEC	13
Securities Act	14
Significant Subsidiaries	39
SRO	13
Subsidiary	10
Superior Proposal	51
Surviving Corporation	1
Takeover Statutes	26
Tax	18
Tax Return	18
Taxes	18
Termination Date	56
Termination Fee	58
Willful Breach	57

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 30, 2015 (this “Agreement”), by and between KeyCorp, an Ohio corporation (“Parent”) and First Niagara Financial Group, Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Parent and the Company have determined that it is in the best interests of their respective companies, their stockholders, employees and communities to consummate the strategic business combination transaction provided for herein, pursuant to which the Company will, subject to the terms and conditions set forth herein, merge with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger; and

WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”) and the Delaware General Corporation Law (the “DGCL”), at the Effective Time, the Company shall merge with and into Parent. Parent shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Ohio. Upon consummation of the Merger, the separate corporate existence of the Company shall terminate.

1.2 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, on a date which shall be no later than three (3) business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

1.3 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, Parent and the Company shall cause to be filed certificates of merger with the Secretary of State of the State of Ohio (the “Ohio Secretary”) and the Secretary of State of the State of Delaware (the “Delaware Secretary”) (collectively, the “Certificates of Merger”). The Merger shall become effective as of the date and time specified in the Certificates of Merger (such date and time, the “Effective Time”).

1.4 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the OGCL and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.

1.5 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, par value $0.01 per share, of the Company issued and outstanding immediately prior to the Effective Time (the “Company Common Stock”), except for shares of Company Common Stock owned by the Company as treasury stock or otherwise owned by the Company or Parent (in each case other than shares of Company Common Stock (i) held in any Company Benefit Plans or related trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity and (ii) shares held, directly or indirectly, in respect of debts previously contracted (collectively, the “Exception Shares”)) shall be converted, in accordance with the procedures set forth in this Agreement, into the right to receive, without interest, (i) 0.680 shares (the “Exchange Ratio”) of the common stock, par value $1.00 per share, of Parent (the “Parent Common Stock”) and (ii) $2.30 in cash (the “Per Share Cash Consideration”) (the consideration described in clauses (i) and (ii), the “Merger Consideration”).

(b) All the shares of Company Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate”, it being understood that any reference herein to “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock) previously representing any such shares of Company Common Stock shall thereafter represent only the right to receive (i) the Merger Consideration, (ii) cash in lieu of fractional shares which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Old Certificates previously representing shares of Company Common Stock shall be exchanged for certificates or, at Parent’s option, evidence of shares in book entry form (collectively referred to herein as “New Certificates”), representing whole shares of Parent Common Stock and cash as set forth in Section 1.5(a) (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Old

Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been increased, decreased, or changed into or exchanged for a different number or kind of shares or securities, in any such case as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

(c) Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Company Common Stock that are owned by the Company or Parent (in each case other than the Exception Shares) shall be cancelled and shall cease to exist and neither the Merger Consideration nor any other consideration shall be delivered in exchange therefor.

1.6 Company Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, each share of Fixed Rate-to-Floating Rate Perpetual Non-Cumulative Preferred Stock, Series B, par value $0.01 per share, of the Company (the “Company Preferred Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be converted into a share of a newly created series of preferred stock of Parent having such rights, preferences, privileges and voting powers, and limitations and restrictions that are not materially less favorable to the holder thereof than the rights, preferences, privileges and voting powers of the Company Preferred Stock (all shares of each such newly created series, collectively, the “New Parent Preferred Stock”) and, upon such conversion, the Company Preferred Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time.

1.7 Parent Common Stock. At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.

1.8 Appraisal Rights. Each issued and outstanding share of Company Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”) shall not be converted into or represent a right to receive the per share Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. The Company shall give Parent prompt notice upon receipt by the Company of any such demands for payment of the fair value of such shares of Company Common Stock, any withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Stockholder”). The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Stockholder as may be necessary to perfect appraisal rights under the DGCL. The Company shall give Parent the reasonable opportunity to participate in and direct all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by the Surviving Corporation. If any Dissenting Stockholder shall effectively withdraw or lose (through failure to perfect or otherwise) his, her or its right to such payment at or prior to the Effective Time, such holder’s shares of Company Common Stock shall be converted into a right to receive cash and Parent Common Stock in accordance with the applicable provisions of this Agreement.

1.9 Treatment of Company Equity Awards.

(a) At the Effective Time, each option granted by the Company to purchase shares of Company Common Stock under a Company Stock Plan (as defined below), whether vested or unvested, that is outstanding and unexercised immediately prior to the Effective Time (a “Company Stock Option”) shall be assumed by Parent and converted into a stock option exercisable for that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Stock Option multiplied by (ii) the Company Equity Award Exchange Ratio (as defined below in Section 1.9(e)(i)) with an exercise price per share of Parent Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Company Common Stock of such Company Stock Option by (y) the Company Equity Award Exchange Ratio; provided, that the exercise price and the number of shares of Parent Common Stock subject to the Company Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and, in the case of Company Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code. Each such Company Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions, including vesting, as applicable immediately prior to the Effective Time.

(b) At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall be converted into that number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Award multiplied by (ii) the Company Equity Award Exchange Ratio. Each such Company Restricted Stock Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions, including vesting, as applicable, immediately prior to the Effective Time.

(c) At the Effective Time, each restricted stock unit award in respect of shares of Company Common Stock granted under a Company Stock Plan that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Unit Award” and, together with the Company Stock Options and the Company Restricted Stock Awards, the “Company Equity Awards”) shall be converted into a restricted stock unit award for a number of whole shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Company Common Stock subject to such Company Restricted Stock Unit Award (and with respect to any Company Restricted Stock Unit Award that is subject to a performance vesting condition, in whole or in part, such vesting condition shall be deemed satisfied at target level) multiplied by (ii) the Company Equity Award Exchange Ratio. Any fractional shares of Company Common Stock subject to such Company Restricted Stock Unit Award shall entitle the holder thereof to receive a pro rata portion of the Merger Consideration at the Effective Time. Each such Company Restricted Stock Unit Award as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions, including vesting (other than performance vesting), as applicable immediately prior to the Effective Time.

(d) At or prior to the Effective Time, the Company, the Board of Directors of the Company and the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions that are necessary to effectuate the provisions of this Section 1.9. At the Effective Time, Parent shall assume all the obligations of the Company under each Company Stock Plan under which a Company Stock Option, Company Restricted Stock Award or Company Restricted Stock Unit Award is outstanding as of immediately prior to the Effective Time, each outstanding Company Stock Option, Company Restricted Stock Award and Company Restricted Stock Unit Award and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each such Company Stock Plan shall be adjusted to reflect shares of Parent Common Stock in accordance with the provisions of the applicable Company Stock Plan. At the Effective Time, Parent shall reserve for future issuance a number of shares of Parent Common Stock at least equal to the number of shares of Parent Common Stock that will be subject to Company Stock Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards as a result of the actions contemplated by Section 1.9(a). As of or promptly following the Effective Time, Parent shall file a post-effective amendment to the Form S-4 or an effective registration statement on Form S-8 (or other applicable form) with respect to the shares of Parent Common Stock subject to such Company Stock Options and Company Restricted Stock Unit Awards, shall distribute a prospectus relating to such Form S-8, if applicable, and Parent shall use reasonable commercial efforts to maintain the effectiveness of such registration statement for so long as such Company Stock Options, Company Restricted Stock Awards and Company Restricted Stock Unit Awards (as converted) remain outstanding.

(e) For purposes of this Agreement, the following terms shall have the following meanings:

(i) “Company Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient obtained by dividing (I) the Per Share Cash Consideration by (II) the Parent Share Closing Price (as defined below in Section 2.2(e)).

(ii) “Company Stock Plans” means the Company’s 2012 Equity Incentive Plan, as amended, and the Company’s Amended and Restated 2002 Long-Term Incentive Stock Benefit Plan.

1.10 Certificate of Incorporation and Bylaws of the Surviving Corporation. At the Effective Time, the Amended and Restated Articles of Incorporation of Parent, as amended (the “Parent Articles”), and Amended and Restated Regulations of Parent (the “Parent Bylaws”) shall be the articles of incorporation and regulations of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

1.11 Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.12 Reservation of Right to Revise Structure. Parent and the Company may at any time change the method of effecting the business combination contemplated by this Agreement if and to the extent that both Parent and the Company mutually deem such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of the consideration to be issued hereunder, (B) impede or delay consummation of the Merger or (C) adversely affect the federal income tax treatment of the recipients of consideration hereunder in connection with the Merger.

ARTICLE II

EXCHANGE OF SHARES

2.1 Parent to Make Shares Available. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) New Certificates to be issued pursuant to Section 1.5 and exchanged pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock, and (b) cash in an amount sufficient to pay (i) the aggregate cash portion of the Merger Consideration and (ii) cash in lieu of any fractional shares (such cash and New Certificates described in the foregoing clauses (a) and (b), together with any dividends or distributions with respect thereto (after giving effect to Section 6.10), being hereinafter referred to as the “Exchange Fund”). The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent, provided that no such investment or losses thereon shall affect the amount of Merger Consideration payable to the holders of Old Certificates. Any interest and other income resulting from such investments shall be paid to Parent.

2.2 Exchange of Shares.

(a) As promptly as practicable after the Effective Time, but in no event later than ten (10) days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Company Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, any cash in lieu of fractional shares and the cash portion of the Merger Consideration which the shares of Company Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). From and after the Effective Time, upon proper surrender of an Old

Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) the cash portion of the Merger Consideration which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II, (B) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (C) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash portion of the Merger Consideration or any cash in lieu of fractional shares payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b) No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock represented by such Old Certificate have been converted into the right to receive (after giving effect to Section 6.10).

(c) If any New Certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration, cash in lieu of fractional shares and dividends or distributions that the holder presenting such Old Certificates is entitled to, as provided in this Article II.

(e) Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former stockholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the volume weighted average price of Parent Common Stock on the New York Stock Exchange (the “NYSE”) for the five (5) full trading days ending on the day preceding the Closing Date (the “Parent Share Closing Price”) by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.

(f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of the Company for one (1) year after the Effective Time shall be paid to the Surviving Corporation. Any former stockholders of the Company who have not theretofore exchanged their Old Certificates pursuant to this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Company Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) Parent shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the cash portion of the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock, cash dividends or distributions payable pursuant to this Section 2.2 or any other cash amounts otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock in respect of which the deduction and withholding was made by Parent or the Exchange Agent, as the case may be.

(h) In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the Merger Consideration and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the disclosure schedule delivered by the Company to Parent concurrently herewith (the “Company Disclosure Schedule”); provided that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by the Company that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on the Company and (c) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Company SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), the Company hereby represents and warrants to Parent as follows:

3.1 Corporate Organization.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956 (“BHC Act”). The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. The Company is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company. As used in this Agreement, the term “Material Adverse Effect” means, with respect to Parent, the Company or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries taken as a whole (provided, however, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements or interpretations thereof, (B) changes, after the date hereof, in laws, rules, regulations or agency requirements of general applicability to companies in the industries in which such person and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market conditions affecting the financial services industry generally and not specifically relating to such person or its Subsidiaries, including changes in prevailing interest rates and in the credit and securities markets, (D) failure, in and of itself, to meet internal or other estimates, projections or forecasts of revenue, net income or any other measure of financial performance, or changes in the trading prices of such person’s securities, but not, in any such case, including the underlying causes thereof; (E) disclosure or consummation of the transactions contemplated hereby or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, or (F) actions or omissions taken pursuant to the written consent of Parent, in the case of the Company, or the Company, in the case of Parent; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such person and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such person and its Subsidiaries operate) or (ii) the ability of such person to timely consummate the transactions contemplated hereby. As used in this Agreement, the word “Subsidiary” when used with respect to any person, means any other person Controlled by such person, whether directly or indirectly, or any other person who owns securities or other ownership interests having a majority of the economic interest or voting power of such person. As used in this Agreement, the word “Control” and the correlative terms “Controlling” and “Controlled”, means, with respect to any specified person, the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(b) True and complete copies of the Restated Certificate of Incorporation of the Company (the “Company Charter”) and the Amended and Restated Bylaws of the Company (the “Company Bylaws”), as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.

(c) Each Subsidiary of the Company (a “Company Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of each Subsidiary of the Company that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Company’s knowledge, threatened. Section 3.1(c) of the Company Disclosure Schedule sets forth a true and complete list of (x) all Subsidiaries of the Company as of the date hereof and (y) all persons (not including Company Subsidiaries) in which the Company, together with any Company Subsidiaries, owns (directly or indirectly) 5% or more of a class of voting securities (other than as part of Company Bank’s investment portfolio).

3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 50,000,000 shares of Company Preferred Stock. As of the date of this Agreement, no shares of capital stock or other voting securities of the Company are issued, reserved for issuance or outstanding, other than (i) 366,002,045 shares of Company Common Stock issued and outstanding, which number includes 820,385 shares of Company Common Stock granted in respect of outstanding Company Restricted Stock Awards, (ii) 11,234,481 shares of Company Common Stock held in treasury, (iii) 3,737,744 shares of Company Common Stock reserved for issuance upon the exercise of outstanding Company Stock Options, (iv) 4,097,808 shares of Company Common Stock reserved for issuance upon the settlement of outstanding Company Restricted Stock Unit Awards (including 11,511 shares of Company Common Stock reserved for issuance upon settlement of dividend equivalents) and (v) 14,000,000 shares of Company Preferred Stock issued and outstanding. All the issued and outstanding shares of Company Common Stock and Company Preferred Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of the Company may vote are issued or outstanding. Except as set forth in Section 3.2(a) of the Company Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than the Company Equity Awards issued prior to the date of this Agreement or permitted to be issued pursuant to Section 5.2(b)(iii), there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities. Each grant of a Company Equity Award was duly authorized no later than the grant date of such award by all necessary corporate action, including, as applicable, approval by the Board of Directors of the Company (or a duly constituted and authorized committee thereof) and any required stockholder approval by the necessary number of votes. Each such grant was made under a Company Stock Plan and in all material respects in accordance with the terms of the applicable Company Stock Plan, the Exchange Act and all other applicable laws, including the rules of the Nasdaq Stock Market. Each grant of a Company Equity Award was properly accounted for in accordance with GAAP in the financial statements (including the related notes) of the Company and disclosed in the Company SEC Reports in accordance with the Exchange Act and all other applicable laws. The Company has not granted, and there is not, and has not been, any Company policy or practice to grant, Company Equity Awards immediately prior to, or otherwise coordinate the grant of such awards with, the release or other public announcement of material information regarding the Company or any of the Company Subsidiaries or any of their financial results or prospects.

(b) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which the Company or any of the Company Subsidiaries has a contractual obligation with respect to the voting or transfer of the Company Common Stock or other equity interests of the Company. Section 3.2(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, (iii) the grant date of each such Company

Equity Award, (iv) the Company Stock Plan under which such Company Equity Award was granted, (v) the exercise price for each such Company Equity Award that is a Company Stock Option, (vi) the vesting schedule applicable to each such Company Equity Award (including whether the vesting will be accelerated by the execution of this Agreement or the consummation of the Merger), and (vii) the expiration date of each such Company Equity Award that is a Company Stock Option. Other than the Company Equity Awards, no equity-based awards (including any cash awards where the amount of payment is determined in whole or in part based on the price of any capital stock of the Company or any Company Subsidiaries) are outstanding.

(c) The Company owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Company Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to First Niagara Bank, N.A, a national bank and a wholly owned Subsidiary of the Company (“Company Bank”), as provided under 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation.

(a) The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of the Company. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company’s stockholders for adoption at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement by the affirmative vote of a majority of all the votes entitled to be cast by holders of outstanding Company Common Stock (the “Requisite Company Vote”), no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar laws of general applicability relating to or affecting insured depository institutions or their parent companies or the rights of creditors generally and subject to general principles of equity (the “Enforceability Exceptions”)).

(b) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the

Company Charter or the Company Bylaws or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 and Section 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to the Company or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company.

3.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (ii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meetings of the Company’s stockholders and Parent’s stockholders, respectively, to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Parent in connection with the transactions contemplated by this Agreement (the “S-4”) and declaration of effectiveness of the S-4, (iii) the filing of the Certificates of Merger with the Ohio Secretary pursuant to the OGCL and the Delaware Secretary pursuant to the DGCL, (iv) the filing of any notices or other filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”), (v) as applicable, applications, filings and notices with the Texas Department of Insurance with respect to the indirect acquisition of control of First Niagara Risk Management, Inc., and approval of such applications, filings and notices and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock and the New Parent Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any court or administrative agency or commission or other governmental authority or instrumentality or SRO (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by the Company of this Agreement or (B) the consummation by the Company of the Merger. As used in this Agreement, “SRO” means (i) any “self regulatory organization” as defined in Section 3(a)(26) of the Securities Exchange Act of 1934 (the “Exchange Act”) and (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market. As of the date hereof, the Company is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

3.5 Reports.

(a) The Company and each of its Subsidiaries have timely filed (or furnished, as applicable) all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with (i) the SEC, (ii) the Federal Reserve Board, (iii) the Office of the Comptroller of the Currency, (iv) any state regulatory authority, (v) any foreign regulatory authority and (vi) any SRO ((i) – (vi), collectively, “Regulatory Agencies”), including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on the Company. Except for examinations of the Company and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of the Company, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by the Company or any of its Subsidiaries pursuant to the Securities Act of 1933 (the “Securities Act”) or the Exchange Act, as the case may be, since January 1, 2013 (the “Company SEC Reports”) is publicly available. No such Company SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Company SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of the Company has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Company SEC Reports.

3.6 Financial Statements.

(a) The financial statements of the Company and its Subsidiaries included (or incorporated by reference) in the Company SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of the Company and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of the Company and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP. KPMG LLP has not resigned (or informed the Company that it intends to resign) or been dismissed as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company, neither the Company nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company included in its Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and (ii) has disclosed based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, and (y) to the knowledge of the Company, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. These disclosures were made in writing by Company management to the Company’s auditors and audit committee and a copy has been previously made available to Parent. To the knowledge of the Company, there is no reason to believe that the Company’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2013, (i) neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, auditor, accountant or representative of the Company or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or, to the knowledge of the Company, oral, that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors or employees to the Board of Directors of the Company or any committee thereof or to the knowledge of the Company, to any director or officer of the Company.

3.7 Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than J.P. Morgan Securities LLC pursuant to a letter agreement, a true and complete copy of which have been previously provided to Parent.

3.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b) Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, the Company and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

3.9 Legal Proceedings.

(a) Neither the Company nor any of its Subsidiaries is a party to any, and there are no pending or, to the Company’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against the Company or any of its Subsidiaries that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to the Surviving Corporation or any of its affiliates).

3.10 Taxes and Tax Returns.

(a) Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(i) Each of the Company and its Subsidiaries has duly and timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all respects.

(ii) All Taxes of the Company and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid. Each of the Company and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. The Company and each of its Subsidiaries have complied in all respects with all information reporting requirements imposed by the Code (or any similar provision under any state or local law).

(iii) Neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(iv) No deficiency with respect to Taxes has been proposed, asserted or assessed against the Company or any of its Subsidiaries. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any Taxes of the Company and its Subsidiaries or the assets of the Company and its Subsidiaries.

(v) Neither the Company nor any of its Subsidiaries has been informed in writing by any jurisdiction that the jurisdiction believes that the Company or any of its Subsidiaries was required to file any Tax Return that was not filed.

(vi) The Company has made available to Parent true, correct, and complete copies of any private letter ruling requests, closing agreements or gain recognition agreements with respect to Taxes.

(vii) There are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of the Company or any of its Subsidiaries.

(viii) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among the Company and its Subsidiaries).

(ix) Neither the Company nor any of its Subsidiaries (A) has been a member of an affiliated group (other than a group the common parent of which was the Company) filing a joint, combined, unitary or consolidated Tax Return or (B) has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

(x) Neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Neither the Company nor any of its Subsidiaries has participated in or been a material advisor with respect to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(b) As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, fees, levies or like assessments together with all penalties and additions to tax and interest thereon.

(c) As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, estimate, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

3.11 Employees.

(a) Section 3.11(a) of the Company Disclosure Schedule lists all material Company Benefit Plans. For purposes of this Agreement, “Company Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, retirement, supplemental retirement or other benefit plans, programs or arrangements, and all retention, employment, individual independent contractor, termination, severance plans, vacation, paid time off, fringe benefit, programs or arrangements or other contracts or agreements to or with respect to which the Company or any of its Subsidiaries, is a party or has any obligation or that are maintained, contributed to or sponsored by the Company or any of its Subsidiaries for the benefit of any current or former employee, officer, director or individual independent contractor of the Company or any of its Subsidiaries.

(b) The Company has heretofore made available to Parent true and complete copies of each of the Company Benefit Plans and the following related documents, to the extent applicable: (i) the most recent copy of any summary plan descriptions, amendments, modifications or material supplements applicable to any Company Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the Internal Revenue Service (the “IRS”) for the last two completed plan years, (iii) the most recently received IRS determination or opinion letter, if any, relating to a Company Benefit Plan, (iv) the most recently prepared actuarial report for each Company Benefit Plan (if applicable), and (v) each trust agreement and insurance or group annuity agreement relating to any Company Benefit Plan.

(c) Each Company Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d) Section 3.11(d) of the Company Disclosure Schedule identifies each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Company Qualified Plans”). The IRS has issued a favorable determination or opinion letter with respect to each Company Qualified Plan and the related trust, which letter has not been revoked (nor has revocation been threatened in writing), and, to the knowledge of the Company, there are no existing circumstances and no events have occurred that would have a material adverse effect on the qualified status of any Company Qualified Plan or the related trust or increase the costs relating thereto. No trust funding any Company Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(e) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has been maintained and operated, in all material respects, in compliance with Section 409A of the Code and applicable guidance thereunder, including the final regulations promulgated with respect thereto.

(f) With respect to each Company Benefit Plan or any other ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by the Company, any of its Subsidiaries or any of the Company ERISA Affiliates that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums required to be paid to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no unsatisfied liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Company Benefit Plan. For purposes of this Agreement, “Company ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

(g) None of the Company and its Subsidiaries nor any Company ERISA Affiliate has, at any time during the last six years, contributed to or been obligated to contribute to any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), and none of the Company and its Subsidiaries nor any Company ERISA Affiliate has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan that has not been satisfied in full.

(h) Neither the Company nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any material post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or beneficiaries or dependents thereof, except as required by Section 4980B of the Code.

(i) All material contributions required to be made to any Company Benefit Plan by applicable law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any Company Benefit Plan, for any period in the prior three years through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of the Company.

(j) There are no pending or, to the Company’s knowledge, threatened (in writing) material claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to the Company’s knowledge, no set of circumstances exists that may reasonably be likely to give rise to a material claim or lawsuit, against the Company Benefit Plans, any fiduciaries thereof with respect to their duties to the Company Benefit Plans or the assets of any of the trusts under any of the Company Benefit Plans, that could in any case reasonably be likely to result in any material liability of the Company or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a Company Benefit Plan, or any other party.

(k) None of the Company and its Subsidiaries nor any Company ERISA Affiliate nor, to the Company’s knowledge, any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Company Benefit Plans or their related trusts, the Company, any of its Subsidiaries, any Company ERISA Affiliate or any person that the Company or any of its Subsidiaries has an obligation to indemnify, to any material tax or material penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(l) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (A) entitle any employee, officer, director or other service provider of the Company or any of its Subsidiaries to severance or termination pay, (B) accelerate the time of payment or vesting, or trigger any payment or funding (through a grantor trust or otherwise) of, compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan, or (C) result in any breach or violation of, or a default under, any Company Benefit Plan. Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property, or in the form of benefits) by the Company or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(m) No Company Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 409A or 4999 of the Code, or otherwise. The Company has made available to Parent preliminary copies of Section 280G calculations with respect to any executive officers of the Company who are disqualified individuals in connection with the transactions contemplated hereby.

(n) There are no pending or, to the Company’s knowledge, threatened (in writing) material labor grievances or material unfair labor practice claims or charges against the Company or any of its Subsidiaries, or any strikes or other material labor disputes against the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries and, to the Company’s knowledge, there are no organizing efforts by any union or other group seeking to represent any employees of the Company or any of its Subsidiaries.

3.12 Compliance with Applicable Law.

(a) The Company and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all material fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on the Company, and to the knowledge of the Company, there has been no suspension or cancellation or written threat to suspend or cancel any such license, franchise, permit or authorization. The Company and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to the Company or any of its Subsidiaries, including (to the extent applicable to the Company or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage

Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. The Company and its Subsidiaries are, and since January 1, 2013 have been, conducting operations at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of all money laundering laws administered or enforced by any Governmental Entity in jurisdictions where the Company and its Subsidiaries conduct business (collectively, the “Anti-Money Laundering Laws”). The Company and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by the Company and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(b) The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of the Company, any of its Subsidiaries, or any director, officer or employee of the Company or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Company Bank is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”) and has received a CRA rating of “satisfactory” or better in its most recently completed exam.

3.13 Certain Contracts.

(a) Except for those agreements and other documents filed as exhibits or incorporated by reference to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto and prior to the date hereof, or as set forth in Section 3.13(a) of the Company Disclosure Schedule, as of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral), other than any Company Benefit Plan, (i) that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) that contains a non-compete or client or customer non-solicit requirement or similar provision that materially restricts the conduct of any line of business by the Company or any of its Subsidiaries, (iii) with or to a labor union or guild (including any collective bargaining agreement), (iv) that relates to the incurrence of indebtedness by the Company or any of its Subsidiaries, or the guaranty of indebtedness of others (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice, or intercompany indebtedness) in the principal amount of $10,000,000 or more including any sale and leaseback transactions, capitalized leases and other similar financing transactions, (v) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties that are material to the Company and its Subsidiaries, taken as a whole, (vi) that is a vendor agreement or joint marketing agreement, including any consulting agreement, data processing, software programming or licensing contract, involving the payment of more than $10,000,000 over the remaining term of the agreement (other than any such contracts which are terminable by the Company or any of its Subsidiaries on ninety (90) days’ or less notice) or (vii) that is material to it or its financial condition or results of operations (in each case, other than any generally applicable requirements, guidance, directives or interpretations from Governmental Entities not specifically targeted towards the Company or its Subsidiaries). Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not filed with the SEC or set forth in the Company Disclosure Schedule, is referred to herein as a “Company Contract,” and neither the Company nor any of its Subsidiaries knows of, or has received written, or to the Company’s knowledge, oral notice of, any violation of the above by any of the other parties thereto which would reasonably be likely to be, either individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company: (i) each Company Contract is valid and binding on the Company or one of its Subsidiaries, as applicable, and in full force and effect, (ii) the Company and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Company Contract, (iii) to the Company’s knowledge, each third-party counterparty to each Company Contract has performed all obligations required to be performed by it to date under such Company Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of the Company or any of its Subsidiaries under any such Company Contract.

3.14 Agreements with Regulatory Agencies. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised in writing or, to the Company’s knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any Company Regulatory Agreement.

3.15 Risk Management Instruments. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (“Derivative Contracts”), whether entered into for the account of the Company, any of its Subsidiaries or for the account of a customer of the Company or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent business practices and applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions). Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, neither it nor its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contracts and the financial position of the Company and its Subsidiaries on a consolidated basis thereunder has been reflected in the books and records of the Company and such Subsidiaries in accordance with GAAP consistently applied.

3.16 Environmental Matters. Except as would not reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Company, the Company and its Subsidiaries are in compliance with any federal, state or local law, regulation, order, decree, permit, authorization, common law or legal requirement concerning: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance exposure or natural resource damages; (ii) the handling, use, presence, disposal, release or threatened release of any hazardous substance and (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property involving any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other judicial proceedings, claims or actions, or to the knowledge of the Company any governmental investigations seeking to impose, or that could reasonably be likely to result in the imposition, on the Company or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of the Company, threatened against the Company, which liability or obligation would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. The Company is not subject to any agreement, order, judgment, decree, letter agreement or memorandum of agreement by or with any court, governmental authority or regulatory agency imposing any liability or obligation with respect to any Environmental Law that would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on the Company. Notwithstanding any other representation or warranty in this Article III, the representations and warranties in this Section 3.16 constitute the sole representations and warranties of the Company concerning any matters relating to any Environmental Law.

3.17 Real Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary (a) has good and marketable title to all real property reflected in the latest audited balance sheet included in the Company SEC Reports as being owned by the Company or a Company Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business)

(the “Company Owned Properties”), free and clear of all material Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties ((i)-(iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Company SEC Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with the Company Owned Properties, the “Company Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the Company’s knowledge, the lessor. There are no pending or, to the knowledge of the Company, threatened condemnation proceedings against the Company Real Property. The Company has previously made available to Parent a complete list of all Company Real Property as of the date of this Agreement.

3.18 Intellectual Property. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company: (i) the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens other than any Permitted Encumbrances), all Intellectual Property necessary for the conduct of its business as currently conducted; (ii)(A) the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person, and (B) to the knowledge of the Company, no person has asserted to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person; (iii) to the knowledge of the Company, no person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; (iv) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary; and (v) to the knowledge of the Company, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, internet domain names, logos and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing; patents, applications for patents (including divisions, continuations and continuations in part), and any re-examinations, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

3.19 Related Party Transactions. There are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between the Company or any of its Subsidiaries, on the one hand, and any current director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of the Company or any of its Subsidiaries or any person who beneficially owns

(as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Company Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of the Company) on the other hand, of the type required to be reported in any Company SEC Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act.

3.20 State Takeover Laws. The Board of Directors of the Company has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to this Agreement and the transactions contemplated hereby any applicable provisions of Section 203 of the DGCL and any other takeover laws of any state, including any “moratorium,” “control share,” “takeover” or “interested stockholder” law (any such laws, “Takeover Statutes”).

3.21 Reorganization. The Company has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Opinion. Prior to the execution of this Agreement, the Board of Directors of the Company has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) from J.P. Morgan Securities LLC, to the effect that, as of the date thereof, and based upon and subject to the factors, assumptions and limitations set forth therein, the Merger Consideration provided for in this Agreement is fair, from a financial point of view, to the holders of Company Common Stock. Such opinion has not been amended or rescinded in any material respect as of the date of this Agreement.

3.23 Company Information. The information relating to the Company and its Subsidiaries that is provided by the Company or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or Parent Common Stock and at the time of the Company Meeting or the Parent Meeting, (b) in the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of the Company incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to the Company and its Subsidiaries and other portions within the reasonable control of the Company and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of Parent or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

3.24 Insurance. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on the Company: (a) the Company and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of the Company reasonably has determined to be prudent and consistent with industry practice, and neither the Company nor any of its Subsidiaries has received notice to the effect that any of them are in default under any material insurance policy; (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

3.25 Investment Securities.

(a) Each of the Company and its Subsidiaries has good title in all material respects to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except (i) as set forth in the financial statements included in the Company SEC Reports, (ii) to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of the Company or its Subsidiaries. Such securities are valued on the books of the Company in accordance with GAAP in all material respects and (iii) Permitted Encumbrances.

(b) The Company and its Subsidiaries employ, to the extent applicable, investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and its Subsidiaries have, since January 1, 2013, been in compliance with such policies, practices and procedures in all material respects.

3.26 Other Activities.

(a) No Subsidiary of the Company is a broker-dealer required to be registered with the SEC under the Exchange Act.

(b) No Subsidiary of the Company is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940.

3.27 No Other Representations or Warranties.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other person makes any express or implied representation or warranty with respect to the Company, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other person makes or has made any representation or warranty to Parent or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent or any of its affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that neither Parent nor any other person has made or is making any express or implied representation or warranty other than those contained in Article IV.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (i) as disclosed in the disclosure schedule delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Schedule”); provided, that (a) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (b) the mere inclusion of an item in the Parent Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Parent that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect on Parent and (c) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross reference) from a reading of the disclosure that such disclosure applies to such other sections or (ii) as disclosed in any Parent SEC Reports filed prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors”, or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature), Parent hereby represents and warrants to the Company as follows:

4.1 Corporate Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and is a bank holding company duly registered under the BHC Act that has elected to be treated as a financial holding company under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted in all material respects. Parent is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent.

(b) True and complete copies of the Parent Articles and Parent Bylaws, as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(c) Each Subsidiary of Parent (a “Parent Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent and (iii) has all requisite corporate (or similar) power and authority to own or lease its properties and assets and to carry on its business as now conducted. The deposit accounts of each Subsidiary of Parent that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to Parent’s knowledge, threatened. Section 4.1(c) of the Parent Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Parent as of the date hereof.

4.2 Capitalization.

(a) The authorized capital stock of Parent consists of 1,400,000,000 shares of Parent Common Stock and 25,000,000 shares of preferred stock, par value $1.00 per share. As of the date of this Agreement, no shares of capital stock or other voting securities of Parent are issued, reserved for issuance or outstanding, other than (i) 835,360,741 shares of Parent Common Stock issued and outstanding, including 446,398 shares of Parent Common Stock granted in respect of outstanding awards of restricted Parent Common Stock under a Parent Stock Plan (as defined below) (a “Parent Restricted Stock Award”), (ii) 181,609,164 shares of Parent Common Stock held in treasury, (iii) 15,585,525 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding stock options to purchase shares of Parent Common Stock granted under a Parent Stock Plan (“Parent Stock Options”), (iv) 12,425,298 shares of Parent Common Stock reserved for issuance upon the settlement of outstanding restricted stock unit and performance unit awards in respect of shares of Parent Common Stock (the “Parent Restricted Stock Unit Awards”) and (v) 2,900,234 shares of Parent preferred stock issued and outstanding. As used herein, the “Parent Stock Plans” shall mean all employee and director equity incentive plans of Parent in effect as of the date of this Agreement and agreements for equity awards in respect of Parent Common Stock granted by Parent under the inducement grant exception. All the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Parent may vote are issued or outstanding. Except as set forth in Section 4.2(a) of the Parent Disclosure Schedule, as of the date of this Agreement, no trust preferred or subordinated debt securities of Parent are issued or outstanding. Other than Parent Stock Options and Parent Restricted Stock Unit Awards issued prior to the date of this Agreement, as of the date hereof there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating Parent to issue, transfer, sell, purchase, redeem or otherwise acquire any securities of Parent.

(b) There are no voting trusts, stockholder agreements, proxies or other agreements in effect pursuant to which Parent or any of its Subsidiaries has a contractual obligation with respect to the voting or transfer of the Parent Common Stock or other equity interests of Parent.

(c) Parent owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of KeyBank National Association, a national bank and a wholly owned Subsidiary of Parent (“Parent Bank”), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to Parent Subsidiaries that are insured depository institutions, as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of Parent has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3 Authority; No Violation.

(a) Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger have been duly and validly approved by the Board of Directors of Parent. The Board of Directors of Parent has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Parent and its stockholders, and has directed that this Agreement and the transactions contemplated hereby and the amendment of the Parent Articles in accordance with Section 4.3(a)(i) of the Parent Disclosure Schedule (the “Parent Charter Amendment” and, together with the adoption of this Agreement and the transactions contemplated hereby, the “Parent Stockholder Matters”) be submitted to Parent’s stockholders for approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for the adoption of this Agreement and the transactions contemplated hereby and the approval of the Parent Charter Amendment, in each case, by the affirmative vote of the holders of shares of Parent Common Stock entitling them to exercise a majority of the voting power of Parent on such matter (collectively, the “Requisite Parent Vote”) and the adoption of resolutions to give effect to the provisions of Section 6.11 in connection with the Closing, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the Merger. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Parent Common Stock and New Parent Preferred Stock to be issued in the Merger have been validly authorized and, when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Parent will have any preemptive right or similar rights in respect thereof.

(b) Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will (i) violate any provision of the Parent Articles or the Parent Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.3 and 4.4 are duly obtained and/or made, (x) violate any law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations which either individually or in the aggregate would not reasonably be likely to have a Material Adverse Effect on Parent.

4.4 Consents and Approvals. Except for (i) the filing of applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (ii) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4, (iii) the filing of the Certificates of Merger with the Ohio Secretary pursuant to the OGCL and the Delaware Secretary pursuant to the DGCL, (iv) the filing of any notices or other filings under the HSR Act, (v) as applicable, applications, filings and notices with the Texas Department of Insurance with respect to the indirect acquisition of control of First Niagara Risk Management, Inc. and approval of such applications, filings and notices and (vi) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock and the New Parent Preferred Stock on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Parent of this Agreement or (B) the consummation by Parent of the Merger. As of the date hereof, Parent is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

4.5 Reports.

(a) Parent and each of its Subsidiaries have timely filed or furnished, as applicable) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2013 with any Regulatory Agencies, including any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be likely to have a Material Adverse Effect on Parent. Except for examinations of Parent and its Subsidiaries conducted by a Regulatory Agency in the ordinary course of business, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Parent, investigation into the business or operations of Parent or any of its Subsidiaries since January 1, 2013, except where such proceedings or investigation would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on

Parent. There is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Parent or any of its Subsidiaries which would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Parent or any of its Subsidiaries pursuant to the Securities Act or the Exchange Act, as the case may be, since January 1, 2013 (the “Parent SEC Reports”) is publicly available. No such Parent SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Parent SEC Reports filed or furnished under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Parent has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or material unresolved issues raised by the SEC with respect to any of the Parent SEC Reports.

4.6 Financial Statements.

(a) The financial statements of Parent and its Subsidiaries included (or incorporated by reference) in the Parent SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Parent and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Parent and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Parent and its Subsidiaries have been, since January 1, 2013, and are being, maintained in all material respects in accordance with GAAP. Ernst & Young LLP has not resigned (or informed Parent that it intends to resign) or been dismissed as independent public accountants of Parent as a result of or in connection with any disagreements with Parent on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, neither Parent nor any of its Subsidiaries has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Parent included in its Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2015 (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2015, or in connection with this Agreement and the transactions contemplated hereby.

(c) The records, systems, controls, data and information of Parent and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Parent or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent. Parent (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Parent, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Parent by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (ii) has disclosed based on its most recent evaluation prior to the date hereof to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (x) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information, and (y) to the knowledge of Parent, any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal controls over financial reporting. These disclosures were made in writing by Parent management to Parent’s auditors and audit committee and a copy has been previously made available to the Company. To the knowledge of Parent, there is no reason to believe that Parent’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d) Since January 1, 2013, (i) neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Parent or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim, whether written or, to the knowledge of Parent, oral, that Parent or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any of its Subsidiaries, whether or not employed by Parent or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors or employees to the Board of Directors of Parent or any committee thereof or to the knowledge of Parent, to any director or officer of Parent.

4.7 Broker’s Fees. Neither Parent nor any Parent Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Morgan Stanley & Co. LLC and KeyBanc Capital Markets.

4.8 Absence of Certain Changes or Events.

(a) Since December 31, 2014, no event or events have occurred that have had or would reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent.

(b) Since December 31, 2014, except with respect to the transactions contemplated hereby or as required or permitted by this Agreement, Parent and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

4.9 Legal Proceedings.

(a) Neither Parent nor any of its Subsidiaries is a party to any, and there are no pending or, to Parent’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any of its Subsidiaries that, individually or in the aggregate, is (i) material to it and its Subsidiaries, taken as a whole, or is reasonably likely to result in a material restriction on its or any of its Subsidiaries’ businesses or (ii) reasonably likely to prevent, materially impede or materially delay its ability to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

(b) There is no material injunction, order, judgment, decree, or regulatory restriction imposed upon Parent, any of its Subsidiaries or the assets of Parent or any of its Subsidiaries.

4.10 Compliance with Applicable Law.

(a) Parent and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be likely to have a Material Adverse Effect on Parent, and, to the knowledge of Parent, there has been no suspension or cancellation or written threat to suspend or cancel any such necessary license, franchise, permit or authorization. Parent and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any law, statute, order, rule or regulation of any Governmental Entity applicable to Parent or any of its Subsidiaries, including (to the extent applicable to Parent or its Subsidiaries) all laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting

Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Foreign Corrupt Practices Act, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act, and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans. Parent and its Subsidiaries are, and since January 1, 2013 have been, conducting operations at all times in compliance in all material respects with applicable Anti-Money Laundering Laws. Parent and its Subsidiaries have established and maintain a system of internal controls designed to ensure compliance by Parent and its Subsidiaries with applicable financial recordkeeping and reporting requirements of the Anti-Money Laundering Laws.

(b) Parent and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of Parent, any of its Subsidiaries, or any director, officer or employee of Parent or of any of its Subsidiaries, has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Parent Bank is in compliance in all material respects with the applicable provisions of the CRA and has received a CRA rating of “outstanding” in its most recently completed exam.

4.11 Certain Contracts.

(a) Each contract, arrangement, commitment or understanding (whether written or oral) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to which Parent or any of its Subsidiaries is a party or by which Parent or any of its Subsidiaries is bound as of the date hereof has been filed as an exhibit to the most recent Annual Report on Form 10-K filed by Parent, or a Quarterly Report on Form 10-Q or Current Report on Form 8-K subsequent thereto (each, a “Parent Contract”), and neither Parent nor any of its Subsidiaries knows of, or has received notice of, any violation of any Parent Contract by any of the other parties thereto which would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b) In each case, except as would not reasonably be likely to have, either individually or in the aggregate, a Material Adverse Effect on Parent, (i) each Parent Contract is valid and binding on Parent or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Parent and each of its Subsidiaries has performed all obligations required to be performed by it prior to the date hereof under each Parent Contract, (iii) to Parent’s knowledge each third-party counterparty to each Parent Contract has performed all obligations required to be performed by it to date under such Parent Contract and (iv) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a default on the part of Parent or any of its Subsidiaries under any such Parent Contract.

4.12 Agreements with Regulatory Agencies. Neither Parent nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or since January 1, 2013, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Parent Disclosure Schedule, a “Parent Regulatory Agreement”), nor has Parent or any of its Subsidiaries been advised in writing or, to Parent’s knowledge, orally, since January 1, 2013, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

4.13 Information Technology. Except as would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect on Parent, to the knowledge of Parent, since January 1, 2013, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Parent and its Subsidiaries.

4.14 Reorganization. Parent has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Parent Information. The information relating to Parent and its Subsidiaries that is provided by Parent or its representatives for inclusion in (a) the Joint Proxy Statement, on the date it (or any amendment or supplement thereto) is first mailed to holders of Company Common Stock or Parent Common Stock or at the time of the Company Meeting or the Parent Meeting, (b) the S-4, when it or any amendment thereto becomes effective under the Securities Act, (c) the documents and financial statements of Parent incorporated by reference in the Joint Proxy Statement, the S-4 or any amendment or supplement thereto or (d) any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Joint Proxy Statement relating to Parent and its Subsidiaries and other portions within the reasonable control of Parent and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information provided or supplied by or on behalf of the Company or its Subsidiaries for inclusion in the Joint Proxy Statement or the S-4.

4.16 Financing. Parent has, or will have available to it prior to the Closing Date, all funds necessary to satisfy its obligations hereunder.

4.17 No Other Representations or Warranties.

(a) Except for the representations and warranties made by Parent in this Article IV, neither Parent nor any other person makes any express or implied representation or warranty with respect to Parent, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither of Parent nor any other person makes or has made any representation or warranty to the Company or its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by Parent in this Article IV, any oral or written information presented to the Company or its affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent acknowledges and agrees that neither the Company nor any other person has made or is making any express or implied representation or warranty other than those contained in Article III.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Company Disclosure Schedule), required by law or as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause its Subsidiaries to (i) conduct its business in the ordinary course in all material respects and (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships.

5.2 Company Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Company Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by applicable law, the Company shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed):

(a) other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of the Company or any of its wholly owned Subsidiaries to the Company or any of its Subsidiaries), assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person (other than a Subsidiary of the Company);

(b) (i) adjust, split, combine or reclassify any capital stock;

(ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock (except (A) regular quarterly cash dividends by the Company on the Company Common Stock at a rate not in excess of $0.08 per share of Company Common Stock, and any associated dividend equivalents for Company Equity Awards, (B) required dividends on the Company Preferred Stock, (C) dividends paid by any of the Subsidiaries of the Company to the Company or any of its wholly owned Subsidiaries, (D) the acceptance of shares of Company Common Stock as payment for the exercise price of Company Stock Options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements, (E) required dividends on the preferred stock of any of the Company’s Subsidiaries or (F) required dividends on the common stock of any Company Subsidiary);

(iii) other than as set forth in Section 5.2(b)(iii) of the Company Disclosure Schedule, grant any stock options, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock; or

(iv) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except for the issuance of shares upon the exercise of Company Stock Options or the vesting or settlement of Company Equity Awards (and dividend equivalents thereon, if any);

(c) sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties or assets to any individual, corporation or other entity other than a wholly owned Subsidiary, or cancel, release or assign any material indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business;

(d) except for transactions in the ordinary course of business (including by way of foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith), make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of the Company;

(e) (i) terminate, materially amend, or waive any material provision of, any Company Contract, or make any material change in any instrument or agreement governing the terms of any of its securities, other than normal renewals in the ordinary course of business or

(ii) enter into any contract that would constitute a Company Contract if it were in effect on the date of this Agreement;

(f) except as required under applicable law or the terms of any Company Benefit Plan existing as of the date hereof, (i) enter into, adopt or terminate any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (ii) amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or individual consultant other than amendments in the ordinary course of business consistent with past practice that do not materially increase the cost of maintaining such plan, program policy or arrangement, (iii) increase the annual base salary or rate of pay or benefits payable to any current or former employee, officer, director or individual consultant, except for merit-based or promotion-based increases in annual base salary or wage rate for employees, in the ordinary course of business consistent with past practice, that do not exceed, in the aggregate, two and one half percent (2.5%) per annum of the aggregate cost of all employee annual base salaries and wages in effect as of the date hereof, (iv) grant or accelerate the vesting of any equity-based awards or other compensation, except for those grants specifically permitted by Section 5.2(b)(iii), (v) enter into any new, or amend any existing, employment, collective bargaining agreement or similar agreement or arrangement (other than agreements and arrangements with employees being hired or promoted to replace a terminating employee, where the arrangements entered into with any such replacement employee are materially consistent in amount as compared to the amounts provided under arrangements with the terminating employee), or (vi) hire any officer, employee, independent contractor or individual consultant (who is a natural person) who has annual base salary or wage rate greater than $150,000;

(g) settle any material claim, suit, action or proceeding, except in the ordinary course of business, in an amount and for consideration not in excess of $2,500,000 individually or $5,000,000 in the aggregate and that would not impose any material restriction on the business of it or its Subsidiaries or the Surviving Corporation or any of its affiliates;

(h) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i) amend the Company Charter, Company Bylaws or comparable governing documents of its Subsidiaries;

(j) merge or consolidate itself or any of its “Significant Subsidiaries” (as such term is defined in Rule 1-02 of Regulation S-X promulgated under the Exchange Act) with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(k) materially restructure or materially change its investment securities or derivatives portfolios or its interest rate exposure, or, other than in the ordinary course of business, increase its non-agency and non-government securities above the amount included in the Company’s investment portfolio as of the date of this Agreement, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, except as may be required by applicable laws, regulations, guidelines or policies imposed by a Regulatory Agency;

(l) implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or by applicable laws, regulations, guidelines or policies imposed by any Governmental Entity;

(m) enter into any material new line of business or change in any material respect its lending, investment and underwriting management and other banking and operating policies, except as required by such policies or applicable law, regulation or as requested or imposed by a Regulatory Agency;

(n) make, or commit to make, any capital expenditures in excess of $10,000,000 in the aggregate, other than as disclosed in the capital expenditures budgets included in Section 5.2(n) of the Company Disclose Schedule;

(o) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return with respect to a material amount of Taxes, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any right to claim a refund of a material amount of Taxes;

(p) make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other significant office or operations facility of it or its Subsidiaries;

(q) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(r) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3 Parent Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Parent Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, Parent shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of the Company (such consent not to be unreasonably withheld):

(a) amend the Parent Articles or the Parent Bylaws in a manner that would materially and adversely affect the economic benefit of the Merger to the holders of Company Common Stock, or adversely affect the holders of Company Common Stock (upon their acquisition of Parent Common Stock) relative to other holders of Parent Common Stock;

(b) adjust, split, combine or reclassify the Parent Common Stock;

(c) make any material investment either by purchase of stock or securities, contributions to capital, property transfers, or purchase of any property or assets of any other individual, corporation or other entity, other than in a wholly owned Subsidiary of Parent, except for transactions in the ordinary course of business or in a transaction that, together with such other transactions, is not reasonably likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to consummate the transactions contemplated hereby;

(d) merge or consolidate itself or any of its Significant Subsidiaries with any other person where it or its Significant Subsidiary, as applicable, is not the surviving person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries, in any such case where such action is reasonably likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to consummate the transactions contemplated hereby;

(e) take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(f) knowingly take any action that is intended to or would reasonably be likely to prevent, materially impede or materially delay the ability of Parent, the Company or their respective Subsidiaries to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the Merger (including the Requisite Regulatory Approvals) or to perform their covenants and agreements under this Agreement or to consummate the transactions contemplated hereby;

(g) except for communications made in accordance with Section 6.13, make any written communications to the employees of the Company or any of its Subsidiaries with respect to employment matters without prior review, comment and consent by the Company; or

(h) agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) Parent and the Company shall promptly prepare and file with the SEC, no later than thirty (30) days after the date of this Agreement, the Joint Proxy Statement and Parent shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter mail or deliver the Joint Proxy Statement to its respective stockholders. Parent shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action.

(b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger) and the merger of Company Bank with and into Parent Bank (the “Bank Merger”) and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities. Without limiting the generality of the foregoing, as soon as practicable and in no event later than thirty (30) days after the date of this Agreement, Parent and the Company shall, and shall cause their respective Subsidiaries to, each prepare and file any applications, notices and filings required in order to obtain the Requisite Regulatory Approvals. Parent and the Company shall each use, and shall each cause their applicable Subsidiaries to use, reasonable best efforts to obtain each such Requisite Regulatory Approval and any approvals required for the Bank Merger as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Requisite Regulatory Approvals). Parent and the Company shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to the Company or Parent, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information or confidential supervisory information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement, and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences.

(c) In furtherance and not in limitation of the foregoing, each of Parent and the Company shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment, including with respect to obtaining the Requisite Regulatory Approvals, so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Parent, the Company and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Parent or the Company to take, or agree to take, any action or agree to any condition or restriction, in connection with the grant of a Requisite Regulatory Approval, that would be more likely than not to have a material and adverse effect on Parent and its Subsidiaries, taken as a whole, giving effect to the Merger (measured on a scale relative to the Company and its Subsidiaries, taken as a whole) (the “Materially Burdensome Regulatory Condition”).

(d) Parent and the Company shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each of Parent and the Company agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the respective stockholders of the Company or Parent and at the time of the Company’s or Parent’s meeting of its respective stockholders to consider and vote upon adoption of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of Parent and the Company further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e) Parent and the Company shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable laws and regulations, including those applicable to confidential supervisory information, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, personnel, information technology systems and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally (including by entering into customary confidentiality, non-disclosure and similar agreements with such service providers and/or the other party), and, during such period, each of Parent and the Company shall, and shall cause their respective Subsidiaries to, make available to the other party such information concerning its business, properties and personnel as Parent may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.

(b) Neither Parent nor the Company nor any of their respective Subsidiaries shall be required to provide access to or to disclose information pursuant to this Section 6.2 where such access or disclosure would violate or prejudice the rights of Parent’s or the Company’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties), or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(c) Each of Parent and the Company shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2 in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated September 13, 2015, between Parent and the Company (the “Confidentiality Agreement”).

(d) No investigation by either of the parties or their respective representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein. Nothing contained in this Agreement shall give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.

6.3 Stockholder Approvals.

(a) The Board of Directors of the Company has resolved to recommend to its stockholders that they approve this Agreement, and will submit to its stockholders this Agreement and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement. The Board of Directors of Parent has resolved to recommend to its stockholders that they approve the Parent Stockholder Matters, and will submit to its stockholders the Parent Stockholder Matters and any other matters required to be approved by its stockholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, each of Parent and the Company shall take, in accordance with applicable law and the Company Charter and Company Bylaws (in the case of the Company) and the Parent Articles and Parent Bylaws (in the case of Parent), all action necessary to convene a meeting of its respective stockholders (such meetings, the “Company Meeting” and the “Parent Meeting”, respectively) to be held as soon as reasonably practicable after the S-4 is declared effective for the purpose of obtaining the Requisite Company Vote and the Requisite Parent Vote, as applicable, required in connection with this Agreement and the Merger, and, if so desired and mutually agreed, upon other matters required to be approved by its respective stockholders in order to carry out the intentions of this Agreement. The Board of Directors of the Company shall use its reasonable best efforts to obtain from the stockholders of the Company the Requisite Company Vote, and the Board of Directors of Parent shall use its reasonable best efforts to obtain from the stockholders of Parent the Requisite Parent Vote, in each case including by communicating to its respective stockholders its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of the Company, they adopt and approve this Agreement and the transactions contemplated hereby, and in the case of Parent, that they approve the Parent Stockholder Matters. Each of Parent and the Company shall engage a proxy solicitor reasonably acceptable to the other party to assist in the solicitation of proxies from stockholders relating to the Requisite Parent Vote and the Requisite Company Vote, respectively. However, if the Board of Directors of the Company, after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors, determines in good faith that it would reasonably be expected to violate its fiduciary duties under applicable law to, or to continue to, recommend this Agreement, then in submitting this Agreement to its stockholders, the Board of Directors of the Company may submit this Agreement to its stockholders without recommendation, or may change its recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of the Company may communicate the basis for its lack of a recommendation or change in its recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided that the Board of Directors of the Company may not take any actions under this sentence unless (i) it gives Parent at least five (5) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the identity of the person making such Acquisition Proposal, the latest material terms and conditions of such Acquisition Proposal, or any amendment or modification thereof, or describe in reasonable detail such other event or circumstances) and (ii) at the end of such notice period, the Board of Directors of the Company takes into account any amendment or modification to this Agreement proposed by Parent, and after receiving the advice of its outside counsel and, with respect to financial matters, its financial advisors, determines in good faith that it would nevertheless reasonably be expected to violate its fiduciary duties under applicable law to continue to recommend this Agreement. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3 and will require a new notice period as referred to in this Section 6.3. The Company acknowledges that Parent may submit to its stockholders at the Parent Meeting a proposal to amend the terms of the Parent Bylaws to increase the maximum size of the Board of Directors of Parent from sixteen (16) to seventeen (17) members.

(b) Parent and the Company shall adjourn or postpone the Parent Meeting or the Company Meeting, as applicable, if, as of the time for which such meeting is originally scheduled, there are insufficient shares of Parent Common Stock or Company Common Stock, as applicable, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting, the Parent or the Company has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Parent Vote or the Requisite Company Vote, as applicable, and subject to the terms and conditions of this Agreement, Parent and the Company shall continue to use all reasonable best efforts, together with their respective proxy solicitors, to assist in the solicitation of proxies from stockholders relating to the Requisite Parent Vote or the Requisite Company Vote, as applicable. Parent and the Company shall only be required to adjourn or postpone the Parent Meeting or the Company Meeting, as applicable, twice pursuant to this Section 6.3(b). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with its terms, the Parent Meeting and the Company Meeting shall be convened, and the Parent Stockholder Matters and this Agreement shall be submitted to the stockholders of Parent and the Company at the Parent Meeting and the Company Meeting, as applicable, for the purpose of obtaining the Requisite Parent Vote or Requisite Company Vote, as applicable, and nothing contained herein shall be deemed to relieve either party of such obligation.

(c) Parent and the Company shall cooperate to schedule and convene the Parent Meeting and the Company Meeting on the same date. Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.

6.4 Legal Conditions to Merger. Subject in all respects to Section 6.1, Section 6.3 and Section 6.12 of this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts, in each case as promptly as practicable (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII hereof, to consummate the Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger.

6.5 Stock Exchange Listing. Parent shall cause the shares of Parent Common Stock and the New Parent Preferred Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

6.6 Employee Benefit Plans.

(a) For a period beginning at the Effective Time and continuing through the first anniversary thereof, Parent shall provide each continuing employee of the Company and its Subsidiaries with: (i) annual base salary or wages, annual incentive opportunities and long-term incentive compensation opportunities that are no less than the annual base salary or wages, annual incentive opportunities and long-term incentive compensation opportunities, in each case, in effect for such employee immediately prior to the Effective Time, (ii) defined contribution retirement and employee welfare benefits (including retiree medical) that are substantially comparable in the aggregate to either (x) the defined contribution retirement and employee welfare benefits (including retiree medical) provided by the Company and its Subsidiaries to such employee immediately prior to the Effective Time or (y) to the defined contribution retirement and employee welfare benefits (excluding retiree medical) provided to similarly situated employees of Parent, (iii) a position (A) requiring substantially comparable skills and abilities as the employee’s position immediately prior to the Effective Time and (B) that includes a work status (full or part-time) that is not changed from that in effect immediately prior to the Effective Time and (iv) severance payments and benefits to each continuing employee of the Company and its Subsidiaries as set forth on Section 6.6(a) of the Company Disclosure Schedule.

(b) With respect to any employee benefit plans of Parent or its Subsidiaries (excluding any retiree medical plan) in which any employees of the Company or its Subsidiaries become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible, co-payment, coinsurance or maximum out-of-pocket requirements under any New Plans and (iii) recognize all service of such employees with the Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time, including, but not limited to, (A) banking privileges and perquisites applicable to similarly situated employees of Parent and its Subsidiaries (both by job classification or status and by geographic location) and (B) for benefit accrual or level of benefits for vacation, paid time off and severance benefits; provided that the foregoing service recognition shall not apply (x) to the extent it would result in duplication of benefits for the same period of services, (y) for purposes of any defined benefit pension plan, or (z) to any benefit plan that is a frozen plan or provides grandfathered benefits.

(c) Parent agrees to assume and honor all Company Benefit Plans in accordance with their terms as of the date hereof or as modified consistent with the terms of this Agreement, it being understood that this sentence shall not be construed to limit the ability of Parent or any of its affiliates to amend or terminate any Company Benefit Plan to the extent such amendment or termination is permitted by the terms of the applicable plan; provided, however, that Parent shall honor all deferral elections that have been properly made prior to the Effective Time under each Company Benefit Plan that is set forth under Item 4 of Section 3.11 of the Company Disclosure Schedule (including, without limitation, by not terminating any such Company Benefit Plan within the one-year period following the Effective Date pursuant to the change in control plan termination rules set forth in Treas. Reg. Section 1.409A-3(j)).

(d) Nothing in this Agreement shall confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, the Company, or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, the Company or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Company Benefit Plan, New Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of the final sentence of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including any current or former employee, officer, director or consultant of the Company or any of its Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, Parent shall indemnify and hold harmless, to the fullest extent permitted by applicable law, each present and former director, officer or employee of the Company and its Subsidiaries or fiduciaries of the Company or any of its Subsidiaries under Company Benefit Plans (in each case, when acting in such capacity) (collectively, the “Company Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising in whole or in part out of, or pertaining to, (i) the fact that such person is or was a director, officer, employee or fiduciary of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time, including matters, acts or omissions occurring in connection with the consideration and approval of this Agreement and the consummation of the transactions contemplated hereby; and Parent shall advance expenses as incurred by such Company Indemnified Party to the fullest extent permitted by applicable law; provided that the Company Indemnified Party to whom expenses are advanced provides an undertaking (in a reasonable and customary form) to repay such advances if it is ultimately determined that such Company Indemnified Party is not entitled to indemnification.

(b) Subject to the following sentence, for a period of six (6) years after the Effective Time, Parent shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, that Parent may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former officers and directors of the Company or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, however, that Parent shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the aggregate annual premium paid as of the date hereof by the Company for such insurance (the “Premium Cap”), and, if such premiums for such insurance would at any time exceed the Premium Cap, then Parent shall cause to be maintained policies of insurance which, in Parent’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, the Company, in consultation with, but only upon the consent of Parent (which shall not be unreasonably withheld, conditioned or delayed, after taking into account the purposes of this Section 6.7), may (and at the request of Parent, the Company shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six-year “tail” policy under the Company’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Party and his or her heirs and representatives. If Parent or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger, transfers all or substantially all of its assets or deposits to any other entity or engages in any similar transaction, then in each case, Parent will cause proper provision to be made so that the successors and assigns of Parent will expressly assume the obligations set forth in this Section 6.7. For the avoidance of doubt, to the extent required by any agreement previously entered into by the Company in connection with a merger, acquisition or other business combination, the provisions of this Section 6.7 shall apply to directors, officers, employees and fiduciaries of predecessor entities previously acquired by the Company or any of its Subsidiaries.

(d) The obligations of Parent and the Company under this Section 6.7 shall not be terminated or modified in a manner so as to adversely affect any Company Indemnified Party or any other person entitled to the benefit of this Section 6.7 without the prior written consent of the affected Company Indemnified Party or such other person.

6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take, or cause to be taken, all such necessary action as may be reasonably requested by the other party, at the expense of the party who makes any such request.

6.9 Advice of Changes. Parent and the Company shall each promptly advise the other party of any fact, change, event or circumstance known to it (i) that has had or is reasonably likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein or that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or Section 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or Section 7.3 to be satisfied.

6.10 Dividends. After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Common Stock and Company Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Company Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Company Common Stock and any shares of Parent Common Stock any such holder receives in exchange therefor in the Merger.

6.11 Governance.

(a) Parent shall take all appropriate action to appoint, as of the Effective Time, three (3) current members of the Board of Directors of the Company selected by the Company to the Board of Directors of Parent. Such directors shall be reasonably acceptable to Parent (including Parent’s Nominating and Corporate Governance Committee).

(b) At or promptly following the Effective Time, Parent shall invite members of the Board of Directors of the Company (other than those individuals specified in Section 6.11(a)) to serve as members of one or more regional advisory boards in accordance with Parent’s customary practice.

(c) On the Closing Date, Parent shall support the First Niagara Foundation and shall contribute to the First Niagara Foundation an amount in cash equal to $20,000,000. Following the Effective Time, Parent shall use commercially reasonable efforts to provide office facilities of Parent or a Subsidiary of Parent, located in Western New York, for use by the First Niagara Foundation.

(d) Following the Effective Time, Parent shall use commercially reasonable efforts to support a meaningful employee presence in Western New York.

6.12 Acquisition Proposals.

(a) The Company shall not, and shall cause its Subsidiaries and its and their officers, directors, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations with any person concerning or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any Acquisition Proposal; provided, that, prior to receipt of the Requisite Company Vote, in the event the Company receives an unsolicited bona fide written Acquisition Proposal after the date of this Agreement and its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that such Acquisition Proposal constitutes or is more likely than not to result in a Superior Proposal, the Company may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that its Board of Directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would reasonably be expected to violate its fiduciary duties under applicable law;

provided, further, that, prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms, in all material respects, no less favorable to it than the Confidentiality Agreement. The Company will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than Parent with respect to any Acquisition Proposal. The Company will promptly (and in any event within twenty-four (24) hours) advise Parent in writing following receipt of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal, the latest material terms and conditions of such Acquisition Proposal, or any amendment or modification thereof), and will promptly (and in any event within twenty-four (24) hours) advise Parent of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such Acquisition Proposal. The Company shall use its reasonable best efforts, subject to applicable law and the fiduciary duties of the Board of Directors of the Company, to enforce any existing confidentiality, standstill or similar agreements to which it or any of its Subsidiaries is a party relating to an Acquisition Proposal in accordance with its terms. The Company shall use its reasonable best efforts, subject to applicable law, to, within ten (10) business days after the date hereof, request and confirm the return or destruction of any confidential information provided to any person (other than Parent and its affiliates) pursuant to any such confidentiality, standstill or similar agreement. Unless this Agreement is contemporaneously terminated in accordance with its terms, the Company shall not, and shall cause its Representatives not to on its behalf, enter into any binding acquisition agreement, merger agreement or other definitive transaction agreement (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.12(a)) relating to any Acquisition Proposal.

(b) As used in this Agreement, “Acquisition Proposal” shall mean, other than the transactions contemplated by this Agreement, any offer, proposal or third party indication of interest relating to, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of the Company and its Subsidiaries or 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, or (iii) a merger, consolidation, share exchange or other business combination or similar transaction involving the Company or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the Company, except, in each case, any sale of whole loans and securitizations in the ordinary course of business and any bona fide internal reorganization. As used in this Agreement, “Superior Proposal” means a bona fide written Acquisition Proposal that the Board of Directors of the Company concludes in good faith to be more favorable to its stockholders than the Merger and the other transactions contemplated hereby, (i) after receiving the advice of its financial advisors (who shall be a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law; provided, that for purposes of the definition of “Superior Proposal,” the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

(c) Nothing contained in this Agreement shall prevent the Company or its Board of Directors from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.13 Public Announcements. The Company and Parent shall each use their reasonable best efforts (a) to develop a joint communications plan, (b) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (c) except in respect of any announcement required by (i) applicable law or regulation, (ii) a request by a Governmental Entity or (iii) an obligation pursuant to any listing agreement with or rules of any securities exchange, the Company and Parent agree to consult with each other and to obtain the advance approval of the other party (which approval shall not be unreasonably withheld, conditioned or delayed) before issuing any press release or, to the extent practical, otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

6.14 Takeover Statutes. Neither Parent nor the Company shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each of Parent and the Company shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each of Parent and the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

6.15 Exemption from Liability Under Section 16(b). The Company and Parent agree that, in order to most effectively compensate and retain those officers and directors of the Company subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Company Insiders”), both prior to and after the Effective Time, it is desirable that Company Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Company Common Stock, Company Preferred Stock and Company Equity Awards in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.15. The Board of Directors of Parent and of the Company, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall promptly, and in any event prior to the Effective Time, take all such steps as may be necessary or appropriate to cause (i) any dispositions of Company Common Stock, Company Preferred Stock or Company

Equity Awards and (ii) any acquisitions of Parent Common Stock, New Parent Preferred Stock, and/or Company Stock Options exercisable for shares of Parent Common Stock converted at the Effective Time pursuant to Section 1.9(a), in each case, pursuant to the transactions contemplated by this Agreement and by any Company Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

6.16 Litigation and Claims. Each of Parent and the Company shall promptly notify each other in writing of any action, arbitration, audit, hearing, investigation, litigation, suit, subpoena or summons issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator pending or, to the knowledge of Parent or the Company, as applicable, threatened against Parent, the Company or any of their respective Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or thereby or any actions taken or to be taken by Parent, the Company or their respective Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin, materially delay or otherwise restrain the transactions contemplated hereby or thereby. The Company shall give Parent the opportunity to participate at its own expense in the defense or settlement of any stockholder litigation against the Company and/or its directors or affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

6.17 Assumption of the Company Debt. Parent agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation or Parent Bank (as the case may be), at or prior to the Effective Time, one or more supplemental indentures, guarantees and other instruments required for the due assumption of the Company’s or Company Bank’s outstanding debt, guarantees, securities and other agreements to the extent required by the terms of such debt, guarantees, securities and other agreements.

6.18 Amendment of Parent Articles. Prior to the Effective Time, subject to the Requisite Parent Vote, Parent shall amend the Parent Articles in accordance with Section 6.18 of the Parent Disclosure Schedule.

6.19 Bank Merger. Prior to the Effective Time, the Company shall use reasonable best efforts to cooperate with Parent, including by causing Company Bank to execute, if requested by Parent, such certificates or articles of merger and such other documents and certificates as are necessary, to effect, immediately following the Effective Time or at such later time as Parent may determine, the Bank Merger pursuant to an agreement and plan of merger in form and substance customary for mergers similar to the Bank Merger.

6.20 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company or its Subsidiaries prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent or its Subsidiaries prior to the Effective Time. Prior to the Effective Time, each of Parent and the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approvals. This Agreement shall have been adopted by the stockholders of the Company by the Requisite Company Vote, and the Requisite Parent Vote shall have been obtained.

(b) Stock Exchange Listing. The shares of Parent Common Stock and New Parent Preferred Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and be in effect, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(d) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger.

(e) Regulatory Approval. All (x) regulatory authorizations, consents, orders or approvals from the Federal Reserve Board and under the HSR Act and (y) other approvals set forth in Section 3.4 and Section 4.4 which are necessary to consummate the Merger and the failure of which to be obtained would reasonably be likely to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired without the imposition of any Materially Burdensome Regulatory Condition (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

7.2 Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of the Company set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on the Company or the Surviving Corporation. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effects.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c) Federal Tax Opinion. Parent shall have received the opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent set forth in Section 4.2(a), the last sentence of Section 4.3(a) and Section 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. All other representations and warranties of Parent set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be likely to have a Material Adverse Effect on Parent. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effects.

(b) Performance of Obligations of Parent. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c) Federal Tax Opinion. The Company shall have received the opinion of Sullivan & Cromwell LLP, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company and Parent:

(a) by mutual consent of Parent and the Company in a written instrument;

(b) by either Parent or the Company if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger; provided, that a party may not terminate this Agreement pursuant to this clause (b) if the failure to obtain a Requisite Regulatory Approval shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by either Parent or the Company if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement (the “Termination Date”); provided, that a party may not terminate this Agreement pursuant to this clause (c) if the failure of the Closing to occur by such date shall be due to the failure of such party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(d) by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2 or Section 7.3, as the case may be, and which is not cured within the earlier of the Termination Date and sixty (60) days following written notice to the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period; or

(e) by Parent, if (i) prior to such time as the Requisite Company Vote is obtained, the Company or the Board of Directors of the Company (A) submits this Agreement to its stockholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or publicly discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.3(a), or recommends to its stockholders an Acquisition Proposal other than the Merger, or (B) materially breaches its obligations under Section 6.3 or Section 6.12; or (ii) a tender offer or exchange offer for 20% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or a Subsidiary thereof), and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer or otherwise fails to recommend that such stockholders reject such tender offer or exchange offer within the ten (10) business day period specified in Rule 14e-2(a) under the Exchange Act.

The party desiring to terminate this Agreement pursuant to clause (b), (c), (d) or (e) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

8.2 Effect of Termination.

(a) In the event of termination of this Agreement by either Parent or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Parent, the Company, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that the Confidentiality Agreement, Section 6.2(c), this Section 8.2 and Article IX shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall be relieved or released from any liabilities or damages arising out of its fraud or Willful Breach of any provision of this Agreement (which, in the case of the Company, shall include the loss to the holders of Company Common Stock of the economic benefits of the Merger, including the loss of the premium offered to the stockholders of the Company). “Willful Breach” shall mean a material breach of, or material failure to perform any of the covenants or other agreements contained in, this Agreement, that is a consequence of an act or failure to act by the breaching or non-performing party with actual knowledge, or knowledge that a person acting reasonably under the circumstances should have, that such party’s act or failure to act would, or would be reasonably expected to, result in or constitute a breach of or failure of performance under this Agreement.

(b) (i) In the event that after the date of this Agreement a bona fide Acquisition Proposal shall have been made known to senior management of the Company or shall have been made directly to its stockholders generally or any person shall have publicly announced (whether or not withdrawn) an Acquisition Proposal with respect to the Company, and (A) thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.1(c) without the Requisite Company Vote having been obtained or (B) thereafter this Agreement is terminated by Parent pursuant to Section 8.1(d), and (C) prior to the date that is one (1) year after the date of such termination, the Company enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then the Company shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Parent, by wire transfer of same day funds, a fee equal to $137,500,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “20%” shall instead refer to “50%”.

(ii) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, by wire transfer of same day funds, the Termination Fee as promptly as reasonably practical after the date of termination (and, in any event, within three (3) business days thereafter).

(c) Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages to the extent permitted by Section 8.2(d), the maximum aggregate amount of fees payable by the Company under this Section 8.2 shall be equal to the Termination Fee. In no event shall the Company be obligated to pay the Termination Fee on more than one occasion.

(d) Each of Parent and the Company acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Parent or the Company fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against Parent or the Company for the Termination Fee or any portion thereof, Parent or the Company, as applicable, shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Parent or the Company fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” (as announced by JPMorgan Chase & Co. or any successor thereto) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid. The amounts payable by Parent or the Company pursuant to Section 8.2(b) constitute liquidated damages and not a penalty, and, except in the case of fraud or Willful Breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement under circumstances where the Termination Fee is payable and is paid in full.

ARTICLE IX

GENERAL PROVISIONS

9.1 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.6, Section 6.7 and those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.2 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of Parent and the Company; provided, however, that after the adoption of this Agreement by the stockholders of Parent or the Company, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

9.3 Extension; Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that after adoption of this Agreement by the stockholders of Parent or the Company, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof that requires further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

9.4 Expenses. Except (i) with respect to costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger, which shall be borne equally by Parent and the Company, (ii) with respect to all filing fees in connection with any filing under the HSR Act, which shall be borne by Parent and (iii) as otherwise provided in Section 8.2, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

9.5 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to the Company, to:

First Niagara Financial Group, Inc. 726 Exchange Street Suite 618 Buffalo, New York 14210
Attention:	Kristy Berner
Facsimile:	(716) 819-5158

With a copy (which shall not constitute notice) to:

Sullivan & Cromwell LLP
125 Broad Street
New York, NY 10004
Attention:	H. Rodgin Cohen & C. Andrew Gerlach
Facsimile:	(212) 291-9028; (212) 291-9299

and

(b) if to Parent, to:

KeyCorp
127 Public Square Cleveland, Ohio 44144
Mail Code OH-01-27-5609
Attention:	Donald R. Kimble
Facsimile:	(216) 689-7827

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue New York, NY 10017
Attention:	Lee A. Meyerson & Elizabeth A. Cooper
Facsimile:	(212) 455-2502

9.6 Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the “knowledge” of the Company means the actual knowledge of any of the officers of the Company listed on Section 9.6 of the Company Disclosure Schedule, and the “knowledge” of Parent means the actual knowledge of any of the officers of Parent listed on Section 9.6 of the Parent Disclosure Schedule. As used herein, (i) “business day” means any day other than a Saturday, a Sunday or a day on which banks in any of New York, New York, Buffalo, New York or Cleveland, Ohio are authorized by law or executive order to be closed, (ii) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (iii) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person and (iv) the term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (b) included in the virtual data room of a party prior to the date hereof or (c) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof. The Company Disclosure Schedule and the Parent Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law. References to any statute or regulation refer to such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and references to any section of any statute or regulation include any successor to such section.

9.7 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitute the entire agreement among the parties and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9 Governing Law; Jurisdiction.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to any applicable principles of conflicts of law or choice of law that would cause the application of the law of any other jurisdiction (except that matters relating to the fiduciary duties of the Board of Directors of Parent shall be subject to the laws of the State of Ohio).

(b) Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court of competent jurisdiction located in the State of Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

9.10 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

9.11 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations contained herein shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7, which is intended to benefit each Company Indemnified Party and his or her heirs and representatives, this Agreement (including the documents and instruments referred to herein) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date. Except as provided in Section 6.7, notwithstanding any other provision hereof to the contrary, no consent, approval or agreement of any third party beneficiary will be required to amend, modify or waive any provision of this Agreement.

9.12 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. Accordingly, the parties shall be entitled to seek specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

9.13 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable, so long as the economic or legal substance of the transactions contemplated by this Agreement are not affected in any manner materially adverse to any party hereto.

9.14 Delivery by Facsimile or Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

KEYCORP

By:	/s/ Donald R. Kimble
	Name:	Donald R. Kimble
	Title:	Chief Financial Officer

FIRST NIAGARA FINANCIAL GROUP, INC.

By:	/s/ Gary M. Crosby
	Name:	Gary M. Crosby
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]